ARTICLES OF INCORPORATION

                                       OF

                         COMMUNICATIONS RESEARCH, INC.


         The undersigned a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:


                                   Article I
                                   ---------
                                      Name
                                      ----

          The name of the corporation is Communications Research, Inc.

                                   Article II
                                   ----------
                                    Duration
                                    --------

                 The duration of the corporation is perpetual.

                                  Article III
                                  -----------
                                    Purpose
                                    -------

         The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

                                   Article IV
                                   ----------
                                 Capitalization
                                 --------------

         Section 1. The aggregate number of shares which the corporation shall have authority to issue is 2,000 shares of common stock with no par value.

         Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation. Section 3. The stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.


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                                   Article V
                                   ---------
                          Registered Agent and Office
                          ---------------------------

         The street and mailing address of the initial registered office of the corporation is 3642 Boulder Highway, Suite 387, Las Vegas, Nevada 89121, and the name of the resident agent of the corporation at that address is P A Hartley.

                                   Article VI
                                   ----------
                                   Directors
                                   ---------

         The corporation shal1 be governed by a Board of Directors and shall have not less than one (I) nor more than seven (7) directors as determined, from tine to time, by the Board of Directors. Thc original Board of Directors shall be comprised of two (2) persons. The names and addresses of the person who is to serve as sole director until the first annual meeting of shareholders and until his successor is elected and shall qualify is Carl R. Ceragno, 69 Wesley Street, South Hackensack, NJ 07606.

                                  Article VII
                                  -----------
                                  Incorporator
                                  ------------

         The name and address of the incorporitor is Carl R Ceragno. 69 Wesley Hackensack NJ 07606.

         Dazed this 1st day of July 1999.

                                                  Carl R. Ceragno, Incorporator'

State of New Jersey             )
                                ) ss.
County of Bergen                )

         On the first day of July, 1999, personally appeared before me, a Notary Public, Carl R Ceragno who acknowledged that he had executed the foregoing Articles of Incorporation of Communications Research, Inc.

                                                            ALMAJEAN M. O'CONNOR
                                                            Notary Public

         The undersigned hereby accepts and acknowledges appointment as the initial registered agent for the corporation named above.
                                                            P. A. Hartley

                                       -2-


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                                 ATTACHMENT "A"

                  AMENDMENTS TO THE ARTICLES OF INCORPORATION
                  OF COMMUNICATIONS RESEARCH, INC., A
                  Nevada Corporation

                     Amendment to Articles of Incorporation

The articles of Incorporation of CRI (NV) shall be amended as follows:

1. Section 1 of Article IV of the Articles of Incorporation shall be amended to read as follows


         Section 1. The capital stock of this corporation shall consist of common stock and shall be divided into two classes as follows: forty million (40,000,000) shares of Class A common stock (also designated as common stock) and seven hundred thousand (700,000) shares of Class B common stock. The par value of both the Class A and Class B common stock shall be one mil ($0.001) per share. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of the Class A and the Class B common stock shall vote together without regard to class, except as to those matters on which separate class voting is required by applicable law. Every holder of outstanding shares of the Class A common stock shall be entitled on that matter to case one (1) vote in person or by proxy for each share of Class A common stock standing in his, her, or its name, and every holder of outstanding shares of the Class B common stock shall be entitled on that matter to cast one hundred (100) votes in person or by proxy for each share of the Class B common stock standing in his, her, or its name. There shall be no cumulative voting by shareholders. No dividends shall be declared or paid on that Class B common stock. No funds shall be paid on the Class B common stock upon liquidation.

2. Article VIII shall be added to the Articles of Incorporation to read as follows:

         No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (I) for acts or omission which involve intentional misconduct, fraud, or a knowing violation of the law, or (ii) for the payment of distributions in violation of NRS 78.300.